ROBERT K. MONTGOMERY
2029 CENTURY PARK EAST
LOS ANGELES, CA 90067

June 20, 2014

To Virco Mfg. Corporation:

I am resigning from the Board of Directors of Virco effective upon stockholder approval of resolutions reducing the size of the Board and eliminating the classified Board at the June 24, 2014 Annual Meeting of Stockholders.

In April 2013, Virco reported a loss for its fourth consecutive fiscal year, bringing the total losses during those four years to more than $35 million. Revenues, which had topped $282 million in 2000, had slipped to less than $159 million in the fiscal year ended January 31, 2013. As a result of Virco's continuing deteriorating financial performance, shares of the Company's common stock, which sold for more than $18 a share in 1998, had slipped to less than $3 a share, and the Company had been repeatedly defaulting on financial performance covenants contained in its bank credit facilities.

In 2013, the seven Virco directors who were not currently Company employees comprised the Corporate Governance and Nominating Committee of the Board (the "Committee"). Because of concern about the financial performance and prospects of the Company, the Committee held several meetings in the spring of 2013 and voted unanimously (7-0), among other things, to replace Robert Virtue as Chairman of the Board, to reduce the operating responsibilities of Douglas Virtue as Executive Vice President and to initiate a search for a new CEO from outside the Company. Following the meeting at which these decisions were made, each of the seven directors who were members of the Committee were asked to, and did, confirm their approval of this action by email. When the proposed action to replace Robert Virtue as Chairman was presented officially for full Board approval several weeks later, however, three of the seven Committee members reversed their positions, despite the fact that the Company's results of operations and prospects had not positively changed during the interim. Two of the three directors who reversed their positions are retired, former long-time executive officers of the Company, and the third is affiliated with the University to which members of the Virtue family have been significant donors for many years. To the best of my knowledge and recollection, those three individuals had never voted contrary to the wishes of the Chairman during their respective long tenures as directors.

With management then having remained unchanged during the past fiscal year which ended January 31, 2014, in April 2014 the Company reported its fifth consecutive operating loss and another reduction in revenues.

The fundamental obligation of directors of a company whose shares are publicly traded is to represent the interests of all of the stockholders, not merely those of a controlling stockholder family group. It has become increasingly clear to me that the then current Board at Virco was not able to function in a truly independent fashion. Although I have been involved in Virco since 1970, I have reluctantly concluded that it is highly unlikely that Virco can survive without the involvement of an independent Board. Based on the apparent credentials of the three new persons recently elected to the Board, my hope is that the Board as newly constituted will function independently.

Very truly yours,

Bob

Robert K. Montgomery